Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2026
(millions, except per share amounts)
Operating Revenue	$17,449

Operating Expenses	12,866

Income from operations	4,583

Other income (expense)	1,212

Interest and related charges	2,102

Income from continuing operations including noncontrolling interest before income tax expense	3,693

Income tax expense	540

Net Income From Continuing Operations Including Noncontrolling Interest	3,153

Net Income (Loss) From Discontinued Operations Including Noncontrolling	(14)
Interest

Net Income Including Noncontrolling Interests	3,139

Noncontrolling Interests	185

Net Income Attributable to Dominion Energy	$2,954

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,968
Net income (loss) from discontinued operations	(14)
Net income attributable to Dominion Energy	$2,954

EPS – Basic
Net income from continuing operations	$3.40
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$3.38

EPS – Diluted
Net income from continuing operations	$3.39
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$3.37

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2026
(millions)
Operating Revenue	$12,743

Operating Expenses	9,105

Income from operations	3,638

Other income (expense)	256

Interest and related charges	967

Income before income tax expense	2,927

Income tax expense	503

Net Income Including Noncontrolling Interests	$2,424

Noncontrolling Interests	185

Net Income Attributable to Virginia Power	$2,239